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                                                              EXHIBIT 4(G)

                COMMERCIAL REVOLVING LOAN AND SECURITY AGREEMENT
                ------------------------------------------------

     Commercial Revolving Loan and Security Agreement dated April 3, 1997 by and between M.H. RHODES, INC., a Delaware corporation with its chief executive office and principal place of business located at 99 Thompson Road, Avon, 06001 Connecticut (the "Borrower"), and WEBSTER BANK, a banking institution having an office at One Hundred Constitution Plaza, 17 Floor, Suite 1710, Hartford, Connecticut (the "Bank").

     PREAMBLE
     --------

     WHEREAS, the Borrower have requested the Bank to extend to it a discretionary commercial revolving loan facility in the principal amount of up to $750,000; and

     WHEREAS, the Bank has agreed to extend the aforesaid facility on the terms and subject to the conditions set forth below.

     NOW, THEREFORE, for the mutual considerations contained in this Agreement, the Borrower and the Bank agree as follows:

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

     Section 1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Account Debtor" shall mean the person or entity obligated to the Borrower upon an Account.

          "Accounts" shall mean all accounts, as that term is defined in
Article 9 of the UCC, and all other accounts, accounts receivable, contract rights, Chattel Paper, Documents, Instruments, deposit accounts, General Intangibles and other obligations and receivables of any kind, now or hereafter existing, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, whether or not earned by performance, and whether or not the same are listed on any schedules, assignments or reports furnished to the Bank from time to time, and all rights now or hereafter existing in and to all security agreements, leases, and other contracts securing or otherwise relating to any such accounts, contract rights, Chattel Paper, Instruments, deposit accounts, General Intangibles and other obligations and receivables, together with all goods, Inventory and merchandise returned or reclaimed by or repossessed from customers wherever such goods, Inventory and merchandise are located, and all Proceeds thereof, whether cash Proceeds, Proceeds of insurance or otherwise, and all notes, drafts, letters of credit, guaranties, securities and Liens which the Borrower may hold for the payment of any such Accounts, including, without limitation, all rights of rescission, replevin, reclamation and stoppage in transit and all other rights and remedies of an unpaid vendor or lienor, and any Liens held by the Borrower as a mechanic, contractor, subcontractor, processor, materialman, machinist, manufacturer, artisan, or otherwise.

          "Advance" shall have the meaning assigned in Section 2.1 hereof.

          "Agreement" shall mean this Commercial Revolving Loan and Security Agreement as the same may from time to time be amended, supplemented or otherwise modified.

          "Assignment of Life Insurance Policy as Collateral" shall mean that certain Assignment of Life Insurance Policy as Collateral of even date herewith between Borrower and Lender with respect to a $250,000 Term Life Insurance Policy insuring the life of Joseph L. Morelli.
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     "Borrower's Account" shall mean the account of the Borrower maintained by the Borrower with the Bank at its office at One Hundred Constitution Plaza, Hartford, Connecticut, Account No. 0008860736.

     "Borrowing Base" shall mean, at any given time, eighty percent (80%) of the value of Borrower's Eligible Accounts as shall be determined by the Bank in its sole reasonable discretion in accordance with its customary business practice and regular criteria taking into consideration, among other factors, their book value (before bad debt reserves) determined in accordance with GAAP.

     "Borrowing Base Certificate" shall have the meaning assigned in Section 8.1(a) hereof.

     "Borrowing Base Deficiency" shall mean, on any day, the failure of (i) the Borrowing Base at the close of business on the immediately preceding Business Day to equal or exceed (ii) the aggregate principal amount of all Advances outstanding on such day.

     "Business Day" shall mean any day other than a day on which commercial banks in Hartford, Connecticut are required or permitted by law to close.

     "Capital Assets" shall mean assets that are depreciated or amortized on the Borrower's balance sheet in accordance with GAAP.

     "Capital Expenditures" shall mean, for any period, the aggregate amount of all actual expenditures for the acquisition, construction, improvement, replacement or purchase of Capital Assets and Intangible Assets, including, but not limited to, expenditures under Capital Leases.

     "Capital Leases" shall mean capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of assets that in accordance with GAAP are required or permitted to be depreciated or amortized on Borrower's balance sheet.

     "Chattel Paper" shall mean all chattel paper, as that term is defined in
Article 9 of the UCC, and, in any event, shall include any writing or writings which evidence both a monetary obligation and a security interest in or a lease of specific goods, whether now or hereafter held by the Borrower.

     "Collateral" shall mean the property of the Borrower described in Section
9.1 hereof.

     "Commitment Amount" shall mean SEVEN HUNDRED AND FIFTY THOUSAND AND NO/100 DOLLARS ($750,000).

     "Contracts" shall mean all contracts, undertakings, franchise agreements or other agreements (other than rights evidenced by Chattel Paper, Documents or Instruments, as those terms are defined above and below) in or under which the Borrower may now or hereafter have any right, title or interest, including, without limitation, with respect to an Account, and any agreement relating to the terms of payment or the terms of performance thereof.

     "Cost of Sales" shall mean, for any period, the Borrower's total cost of sales for such period determined in accordance with GAAP.

     "Current Maturity of Long-Term Debt" shall mean the current maturity of long term Indebtedness paid or payable during the applicable period, including, but not limited to, amounts required to be paid or payable during such period under Capital Leases.

     "Current Ratio" shall mean that quotient equal to (i) Total Current Assets, divided by (ii) Total Current Liabilities.

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     "Debt Service Coverage Ratio" shall mean that quotient equal to net profit after taxes plus depreciation expense and amortization expense, all as determined in accordance with GAAP (using the FIFO inventory valuation method for such period), divided by Current Maturity of Long-Term Debt less the amount of principal payments made by Borrower on the ESOT Loan (up to a maximum annual amount of $170,000).

     "DECD" shall mean the State of Connecticut Department of Economic and Community Development.

     "Defaulting Event" shall mean the occurrence of an Event of Default or the occurrence of any condition or event which but for the giving of notice or passage of time or both would constitute an Event of Default.

     "Distributions" shall mean, for any period of measurement with respect to the Borrower, the following: (i) the declaration or payment of any dividend or distribution on or in respect of the shares of any class of capital stock of the Borrower, including dividends payable solely in shares of such corporation's capital stock; and (ii) any other dividend or distribution for any purpose the Borrower (however characterized), including without limitation, inter-company loans and guarantees, to or for the benefit of any or all of its shareholders, whether paid on or in respect of shares of any class of the capital stock of such corporation or otherwise.

     "Documents" shall mean all documents, as that term is defined in Article 9 of the UCC.

     "Dollar" and the sign "$" shall mean lawful money of the United States.

     "Eligible Account" shall mean an Account of the Borrower which is not an Ineligible Account.

     "Environmental Laws" shall mean any and all applicable foreign, federal, state and local statutes, laws, regulations, rules, ordinances, orders, guidances, policies or common law (whether now existing or hereafter enacted or promulgated) of any and all federal, state or local governments and governmental and quasi-governmental agencies, bureaus, subdivisions, commissions or departments which may now or hereafter have jurisdiction over the Borrower and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, pertaining or relating to injury to, or the protection of, the environment, health, safety or Hazardous Materials, including without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pollutants or contaminants whether solid, liquid or gaseous in nature, into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials, chemical substances, pollutants or contaminants, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (CERCLA), 42 USC Section 9601 et seq.; the Resource Conservation and Recovery Act, as amended, (RCRA), 42 USC Section 6901 et seq.; the Clean Air Act, as amended, 42 USC Section et seq.; the Federal Water Pollution Control Act, as amended (including but not limited to as amended by the Clean Water Act), 33 USC Section 1251 et seq.; The Toxic Substances Control Act, as amended (TSCA), 15 USC Section 2601 et seq.; the Emergency Planning and Community Right-to-Know Act (also known as SARA Title III), as amended, (EPCRA), 42 USC Section 11001 et seq.; the Safe Drinking Water Act, as amended, 42 USC
Section 300(f) et seq.; the Federal Insecticide Fungicide and Rodenticide Act, as amended (FIFRA), 7 USC Section 136 et seq.; the Occupational Safety and Health Act, as amended, (OSHA), 29 USC Section 651 et seq.; the Endangered Species Act, as amended, 16 USC Section 1531 et seq.; the National Environmental Policy Act, as amended, (NEPA), 42 USC Section 4321 et seq.; the Rivers and Harbors Act of 1899 33 USC Section 401 et seq.; and state and local laws, rules and regulations similar to or addressing similar matters as the foregoing federal laws; laws, rules and regulations governing underground or above-ground storage tanks.

     "Equipment" shall mean all equipment, as that term is defined in Article 9 of the UCC, in all of its forms, wherever located, now or hereafter existing, and, in any event, shall include, without limitation, all machinery, tools, dyes, equipment, furnishings, vehicles and computers and other electronic data processing and other office equipment, any and all additions, substitutions and replacements of any of the foregoing, wherever

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located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto, and all Contracts, contract rights and Chattel Paper arising out of any lease of any of the foregoing.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated pursuant thereto, as the same may from time to time be supplemented or amended.

     "ESOT Loan" means that certain loan in the original principal amount of $2,550,000 extended by Connecticut National Bank ("CNB") to Borrower on December 19, 1985, and purchased from CNB by Wilshire Credit Corporation.

     "Event of Default" and "Events of Default" shall have the meanings assigned in Section 10.1 hereof.

     "Facility" shall mean the revolving loan facility being extended to the Borrower pursuant to this Agreement.

     "Financing Agreements" shall mean this Agreement, the Note, the Assignment of Life Insurance Policy as Collateral, and any and all other instruments, agreements and documents executed in connection herewith or therewith or related hereto or thereto, together with any amendments, supplements or modifications hereto or thereto.

     "GAAP" shall mean generally accepted accounting principles which are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, consistently applied from year to year, (ii) generally accepted in the United States of America, and (iii) such that certified public accountants would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied.

     "General Intangibles" shall mean all general intangibles, as that term is defined in Article 9 of the UCC, and, in any event, shall include all right, title and interest which the Borrower may now or hereafter have in or under any Contract, all customer lists, trademarks, patents, rights in intellectual property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, recipes, experience, processes, models, drawings, blueprints, catalogs, materials and records, goodwill (including, without limitation, the goodwill associated with any trademark, trademark registration or trademark licensed under any trademark license, claims in or under insurance policies, including unearned premiums, uncertificated securities, deposit accounts, rights to receive tax refunds, eminent domain awards, condemnation proceeds and other payments and rights of indemnification.

     "Hazardous Materials" shall mean any chemical, compound, material, mixture or substance: (i) the presence of which is discovered by a Borrower and/or requires or may hereafter require notification, investigation, monitoring or remediation under any Environmental Law; (ii) which is or becomes defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "toxic substance" or "pollutant" or "contaminant" under any present or future applicable federal, state or local law or under the rules and regulations adopted or promulgated pursuant thereto, including without limitation, the Environmental Laws; (iii) which is toxic, explosive, corrosive, reactive, ignitable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of any foreign country, the United States, any state of the United States, or any political subdivision thereof to the extent any of the foregoing has or had jurisdiction over the Borrower; (iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls; or (v) any other chemical, material or substance, exposure to, or disposal of, which is now or hereafter prohibited, limited or regulated by any federal, state or local governmental body, instrumentality or agency.

     "Indebtedness" shall mean all obligations that in accordance with GAAP should be classified as liabilities upon the Borrower's balance sheet or to which reference should be made by footnotes thereto.

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     "Indemnifiable Liability" shall have the meaning assigned in Section
15.1(a) hereof.

     "Indemnitees" shall have the meaning assigned in Section 15.1(a) hereof.

     "Ineligible Account" shall mean:

          (iii) an Account which does not arise out of a bona fide sale of goods and/or the rendering of services of the kind sold or rendered by the Borrower in the ordinary course of its business; or

          (iv) an Account which remains unpaid for ninety (90) calendar days past the invoice date set forth on the original invoice evidencing such Account; or

          (v) an Account which does not conform to the all of the warranties set forth in Section 6.1(v) hereof; or

          (vi) an Account arising from a sale of goods and/or the rendering of services to an affiliate, parent, division or subsidiary of the Borrower or to any person or entity controlled by or under common control with any such affiliate, division, subsidiary or parent; or

          (vii) an Account with respect to which the Account Debtor has commenced a voluntary case in bankruptcy, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction over the Account Debtor in an involuntary case in bankruptcy, or if any petition or other application for relief in bankruptcy has been filed against the Account Debtor, or if the Account Debtor has failed, ceased business operations, become insolvent or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or all or substantially all of its properties or assets; or

          (viii) an Account with respect to which the goods giving rise thereto have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise thereto have not been performed by the Borrower and accepted by the Account Debtor, or if the Account does not otherwise represent a final sale; or

          (ix) an Account arising from a sale to an Account Debtor which is a creditor or an inventory or trade supplier of the Borrower; or

          (x) an Account of an Account Debtor located outside of the United States of America unless such Account is secured by a letter of credit or foreign credit insurance acceptable to the Bank, in its sole discretion; or

          (xi) an Account upon which the Borrower's right to receive payment is not absolute and contingent upon the fulfillment of any condition whatsoever (e.g. bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or other repurchase or return basis); or

          (xii) an Account with respect to which the Account Debtor is the United States of America or any department, agency or office thereof, unless the Borrower assigns its rights to payment of such Account to the Bank in accordance with the Federal Assignment of Claims Act of 1940, as amended; or

          (xiii) an Account with respect to which the Account Debtor has paid or advanced to the Borrower any deposit or other advance (e.g. progress payments) in respect of the payment thereof; or

          (xiv) an Account with respect to which the Account Debtor has earned or accrued, or is due, any rebate, discount, credit or other allowance by the Borrower; or


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          (xv)      an Account which arises from the exchange or barter of any goods or services; or

          (xvi) an Account of an Account Debtor which has disputed liability thereon or has made any material claim with respect to any other Account due from such Account Debtor, or which is subject to any right of set-off; or

          (xvii) an Account of an Account Debtor from which fifty percent (50%) or more of the aggregate Accounts due from such Account Debtor are Ineligible Accounts; or

          (xviii)   an Account which is, in the Banks's sole but reasonable
judgment, the Account of an Account Debtor which is an undue credit risk, or which the Bank, in its sole but reasonable discretion, deems uncollectible or ineligible for an Advance for any reason whatsoever.

  In the event of any dispute as to whether or not any Account is an Eligible Account, the determination of the Bank shall at all times control.

     "Instruments" shall mean all instruments, as that term is defined in
Article 9 of the UCC, and, in any event, shall include any investment property, negotiable instrument or certificated security, as defined in Article 8 of the UCC, or any other writing which evidences a right to the payment of money and is not itself an instrument that constitutes, or is a part of a group or writings that constitute, Chattel Paper, and is of a type which, in the ordinary course of business, is transferred by delivery with any necessary endorsement or assignment, whether now or hereafter held by the Borrower;

     "Intangible Assets" shall mean the Borrower's assets that in accordance with GAAP are properly classifiable as intangible assets, including, but not limited to, good will, franchises, licenses, patents, trademarks, tradenames and copyrights.

     "Interest" shall mean, for the applicable period, all interest paid or payable, including, but not limited to, interest paid or payable on Indebtedness and on Capital Leases, determined in accordance with GAAP.

     "Inventory" shall mean all inventory, as that term is defined in Article 9 of the UCC, in all of its forms, wherever located, now or hereafter existing, and, in any event, shall include all inventory, merchandise, goods, spare parts, raw materials, supplies, work in process, finished goods, goods in transit and other personal property, including without limitation, all supplies, goods, incidentals, office supplies, packaging materials, in which the Borrower now or any time hereafter may have an interest, whether or not such inventory is listed on any reports furnished to the Bank from time to time, and whether or not the same is in transit or in the constructive, actual or exclusive occupancy or possession of the Borrower or is held by the Borrower or by others for the Borrower's account, including, without limitation, all goods covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers and all goods which may be located on premises of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other persons, and all General Intangibles relating to or arising out of Inventory.

     "Leverage Ratio" shall mean that quotient equal to (i) Total Liabilities divided by (ii) Tangible Net Worth.

     "Lien" shall mean any mortgage, pledge, hypothecation, assignment, security interest, lien or encumbrance, priority or other security agreement or arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any lease (other than an operating lease) having substantially the same economic effect as a conditional sale or other title retention agreement, and the filing of, or agreement to give, any financing statement or other document under the UCC or comparable law of any jurisdiction).

     "Loan Account" shall have the meaning assigned in Section 2.4 hereof.


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          "Material Adverse Effect" shall mean a material adverse effect on (i)
the business, condition (financial or otherwise), operations, performance or properties of the Borrower, (ii) the rights and remedies of the Bank under any Financing Agreement, or (iii) the ability of the Borrower to perform its obligations under any Financing Agreement.

          "Note" shall mean the promissory note of the Borrower payable to the order of the Bank, in the form of Exhibit A attached hereto, evidencing the Obligations arising from the Advances.

          "Notice of Borrowing" shall have the meaning assigned in Section 2.2 hereof.

          "Obligations" shall mean and include all loans, advances, interest, indebtedness, liabilities, obligations, guaranties, indemnities, covenants and duties at any time owing by the Borrower to the Bank of every kind and description, whether or not evidenced by any note or other instrument, whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including, but not limited to, the Advances and all other indebtedness, liabilities and obligations arising under this Agreement and the other Financing Agreements, and all reasonable costs, expenses, fees, charges and attorneys', paralegals' and professional fees incurred in connection with any of the foregoing, or in any way connected with, involving or relating to the preservation, enforcement, protection or defense of, or realization under this Agreement, the Note, any of the other Financing Agreements, any related agreement, document or instrument, the Collateral, and the rights and remedies hereunder or thereunder, including without limitation, all reasonable costs, expenses and fees incurred in conducting environmental studies or tests, and all reasonable costs, expenses and fees incurred in connection with any "workout" or default resolution negotiations involving legal counsel or other professionals and further in connection with any re-negotiation or restructuring of the indebtedness evidenced by this Agreement, the Note and/or any of the other Financing Agreements.

          "Permitted Liens" shall mean (ii) Liens for taxes which are not yet due and payable or which are being contested in good faith provided that such contest stays any enforcement proceeding, (ii) materialmen's, mechanics', repairmen's and other like Liens arising in the ordinary course of business securing obligations which are not more than thirty (30) days overdue or which are being contested in good faith, and (iii) Liens imposed by law in connection with workers' compensation, unemployment insurance, social security or similar legislation which are not more than thirty (30) days overdue or which are being contested in good faith.

          "Plan" shall mean any employee benefit plan or other plan maintained for employees covered by Title I of ERISA.

          "Premises" shall have the meaning assigned in Section 6.1(y)(iii) hereof.

          "Prime Rate" shall mean the interest rate announced by the Bank, from time to time, as its prime rate. The Prime Rate may not necessarily be the Bank's lowest or most favorable rate.

          "Proceeds" shall mean all proceeds, as that term is defined in
Article 9 of the UCC, and, in any event, shall include (a) any and all Accounts, Chattel Paper, Instruments, cash and other proceeds payable to the Borrower from time-to-time in respect of any of the foregoing collateral security, (b)any and all proceeds of any insurance (whether or not the Bank is the loss payee thereof), indemnity, warranty or guaranty payable to the Borrower from time-to-time with respect to any of the collateral security, (c) any and all payments (in any form whatsoever) made or due and payable to the Borrower from time-to-time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the collateral security by any governmental body, authority, bureau or agency (or any person acting under color of governmental authority), and (d) any and all other amounts from time-to-time paid or payable under or in connection with any of the collateral security.

          "Property" shall mean the premises that are commonly known as 99 Thompson Road, Avon, Connecticut.


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          "Solvent" means as to the Borrower, that the Borrower (i) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (ii) is able to pay its debts as they mature; and (iii) owns property whose fair salable value is greater than the amount required to pay its debts.

          "Tangible Net Worth" shall mean, as of any date of determination, the sum of (i) Total Assets, minus (ii) the sum of (A) Total Liabilities, plus (B) Intangible Assets.

          "Termination Date" shall mean June 1, 1998, and any subsequent date to which the Termination Date may, in the Bank's sole discretion, be extended pursuant to Section 13.1 hereof.

          "Total Current Assets" shall mean total current assets determined in accordance with GAAP (using the FIFO inventory valuation method).

          "Total Current Liabilities" shall mean total current Indebtedness determined in accordance with GAAP (using the FIFO inventory valuation method).

          "Total Liabilities" shall mean total Indebtedness determined in accordance with GAAP.

          "Trade Payables" shall mean, at the time of determination, the total accounts payable of the Borrower determined in accordance with GAAP.

          "Trade Payables Ratio" shall mean, for any period, that quotient equal to (i) Cost of Sales for such period divided by (ii) Trade Payables.

          "Transfer Act" shall mean The Connecticut Transfer Act, Section 22a-134 et seq. of the Connecticut General Statutes, as amended.

          "UCC" shall mean the Uniform Commercial Code as in effect from time-to-time in the State of Connecticut (with respect to Collateral located in the State of Connecticut) and any other State of the United States (with respect to Collateral located in such State), as the case be.

          "Unused Commitment Amount" shall mean at any time (i) the Commitment Amount minus (ii) the aggregate principal amount of all Advances outstanding at such time.

     Section 1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" shall mean "from and including" and the words "to" and "until" each mean "to but excluding".

     Section 1.3 Accounting Terms. Unless otherwise defined, all accounting terms defined above shall be construed, and all computations or classifications of assets and liabilities and of income and expenses shall be made or determined in accordance with GAAP.

                                   ARTICLE II

                             TERMS OF THE ADVANCES

     Section 2.1 Advances. In the Bank's sole but reasonable discretion and subject to the terms and conditions contained in this Agreement, the Bank agrees to make advances (each a "Advance") to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Advance not to exceed the Unused Commitment Amount on such Business Day; provided that each Advance shall be in a minimum amount of $50,000. Within the limits of the Unused Commitment Amount, so long as the Borrower is in compliance with all of the terms and conditions of this Agreement (including without limitation, Section 7.2(a)(iv) pertaining to the absence of a Borrowing Base Deficiency) and no Defaulting Event has occurred, the Borrower may request Advances under this Section 2.1, repay all or a portion of outstanding Advances pursuant to Section 3.2 hereof, and request to re-borrow Advances under this
Section 2.1.

     Section 2.2    Procedure for Advances.

             (a) Notices of Borrowing. Requests for Advances may be made only once per Business Day, and shall be made on notice, given not later than 11:00 a.m. (Hartford, Connecticut time) on the date of the proposed borrowing, by the Borrower to the Bank. Each such notice (which notice shall be irrevocable and binding on the Borrower) of a proposed borrowing (a "Notice of Borrowing") shall be by telephone, confirmed immediately in writing, or by telex or telecopier, specifying the date of the proposed borrowing (which shall be a Business Day) and the amount to be borrowed. To be eligible to obtain any Advance, the Borrower must submit to the Bank, together with each Notice of Borrowing, a Borrowing Base Certificate containing current calculations and reconciliations as of the date thereof. In the event that written confirmation of a telephonic Notice of Borrowing differs in any respect from the action taken by the Bank, the records of the Bank shall control absent manifest error.

             (b) Disbursement of Advances. Insofar as the Borrower may request and the Bank shall make Advances hereunder, the Bank may make such funds available to the Borrower by crediting the Borrower's Account.

     Section 2.3    Repayment of Advances, Obligations Absolute.

             (a) Advances. NOTWITHSTANDING THE BANK'S RIGHTS UPON THE OCCURRENCE OF A DEFAULTING EVENT AND WHETHER OR NOT ANY SUCH DEFAULTING EVENT HAS OCCURRED, THE BORROWER SHALL REPAY TO THE BANK THE OUTSTANDING PRINCIPAL AMOUNT OF ANY AND ALL ADVANCES ON THE TERMINATION DATE.

             (b)    Obligations Absolute.

                    (i) The Obligations of the Borrower under this Agreement and the other Financing Agreements shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other Financing Agreements under all circumstances, including without limitation, the following circumstances:

                    (A) any lack of validity or enforcement of this Agreement, any other Financing Agreement or any other agreement or instrument relating thereto;

                    (B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations;

                    (C) any amendment or waiver of, or consent to departure from, any of the Financing Agreements or all or any of the Obligations;

                    (D) the existence of any claim, set-off, defense or other right that the Borrower may have, whether in connection with the transactions contemplated by this Agreement or any unrelated transaction;

                    (E) any exchange, release or non-perfection of any Collateral or other collateral, or any release of any party primarily or secondarily liable on any of the Obligations, or any amendment or waiver of or consent to departure from any guarantee of all or any of the Obligations; or

                    (F) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or of any other party primarily or secondarily liable on any of the Obligations.

     Section 2.4 Loan Account, Monthly Statements. Insofar as the Bank shall make Advances hereunder, the Bank shall enter the amounts of such Advances as debits on an internal ledger account (the "Loan Account"). The Bank may also record to the Loan Account, in accordance with customary banking procedures, all fees, accrued and unpaid interest, late fees, usual and customary bank charges for the maintenance and administration of checking and other bank accounts maintained by the Borrower and other fees and charges which are properly chargeable to the Borrower under this Agreement; all payments, subject to collection, made by the Borrower on account of indebtedness evidenced by the Loan Account; and all proceeds of Collateral which are finally paid to the Bank in its own office in cash or collected items. On a monthly basis, the Bank shall render a statement for the Loan Account, which statement, when rendered, shall be considered correct and accepted by the Borrower and conclusively binding upon the Borrower unless the Borrower notifies Bank to the contrary within ten (10) days of the receipt of said statement by the Borrower.

     Section 2.5 Direct Debits. The Bank shall have the right (but not the obligation) to directly debit the Borrower's Account or any other account of the Borrower maintained at the Bank for all interest charges on the Advances on the first day of each and every month commencing on April 1, 1996, and any fees, charges or other sums (including without limitation, principal) due to the Bank as and when the same shall be due and payable.

     Section 2.6 Use of Facility Proceeds. The Borrower represents that the proceeds of the Advances shall be used for general working capital purposes and to repay existing indebtedness owing by Borrower to First Union Bank of Connecticut related to the Borrower's current business operations.

                                  ARTICLE III

                            INTEREST, LATE PAYMENT,
                         PREPAYMENTS AND COMMITMENT FEE

     Section 3.1    Interest and Late Payments.

          (a) Pre-default Rates. So long as no Defaulting Event has occurred, each Advance shall bear interest (from the date made through and including the date of payment in full) on the outstanding principal amount thereof at a floating rate per annum equal to the Prime Rate plus two percent (2.0%).

          (b) Default Rates. Notwithstanding the foregoing, interest on all Advances at all times after the occurrence of an Event of Default under Sections 10.1(a) or (b) or any Event of Default followed by an acceleration by the Bank of the Obligations, and interest on all payments of interest that are not paid when due, shall accrue at the lesser of (A) a floating rate per annum equal to the Prime Rate plus seven percent (7.0%), and (B) the maximum rate permitted by law.

          (c) Payment of Interest. So long as any Obligation remains outstanding, interest on the Advances shall be due and payable, without notice or demand, monthly in arrears beginning on May 1, 1997 and continuing on the first day of each and every month thereafter.

          (d) Calculation of Interest. Interest on the Advances shall be calculated on the basis of a 360 day year and the actual number of days elapsed. Any change in the interest rate because of a change in the Prime Rate shall become effective immediately, without notice or demand, on the date any change in the Prime Rate occurs.

          (e) Lawful Interest. It being the intent of the parties that the rate of interest and all other charges to the Borrower be lawful, if for any reason the payment of a portion of interest, fees or charges as required by this Agreement would exceed the limit established by applicable law which a commercial lender such as the Bank may charge to a commercial borrower such as the Borrower, then the obligation to pay interest or charges shall automatically be reduced to such limit and, if any amounts in excess of such limits shall have been paid, then such amounts shall be applied to the principal amount of the Obligations or refunded so that under no circumstances shall interest or charges required hereunder exceed the maximum rate allowed by law, as aforesaid.

           (f) Late Payment. If any amount due hereunder or under the Note is not paid within ten (10) days after the date it is due and payable, without in any way affecting the Bank's right to declare an Event of Default to have occurred, a late charge equal to five percent (5%) of such late payment shall be assessed against the Borrower for each month that said amount is late and shall be immediately due and payable without notice or demand of any kind. The minimum late charge shall be $15.00.

     Section 3.2  Prepayments.

          (a) Optional Prepayments. The Borrower may, at its option, prepay any Advance at any time and from time to time, in whole or in part, without penalty or premium.

          (b) Mandatory Prepayments. The Borrower shall prepay an aggregate principal amount of outstanding Advances equal to the amount by which (i) the aggregate principal amount of the Advances then outstanding exceeds (ii) either
(A) the Commitment Amount, in which case such prepayment shall be made on the date upon which such determination is made, or (B) the Borrowing Base (as reflected on the Borrowing Base Certificate most recently required to be delivered to the Bank), in which case the prepayment shall be made on the date upon which such determination is made, unless a more recent Borrowing Base Certificate delivered on such date as certified by the president or chief financial officer indicates as of such date that no such prepayment is required.

     Section 3.3 Commitment Fee. In connection with the Bank's extension of the Facility, the Borrower shall pay to the Bank simultaneously herewith a non-refundable commitment fee of $3,750.

                                   ARTICLE IV

                            [INTENTIONALLY OMITTED]


                                   ARTICLE V

                          FUNDING AND YIELD PROTECTION

     Section 5.1 Increased Costs. In the event that any applicable law, treaty or regulation or directive from any government, governmental agency or regulatory authority enacted after the date hereof, or any change therein or in the interpretation or application thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) enacted after the date hereof from any central bank or government, governmental agency or regulatory authority, shall:

           (a) subject the Bank to any tax of any kind whatsoever (except taxes on the overall net income of the Bank) with respect to this Agreement, the Note or any of the Advances made by it, or change the basis of taxation of payments to the Bank of principal, interest or any other amount payable hereunder or thereunder (except for changes in the rate of tax on the overall net income of the Bank);

          (b) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans or other extensions of credit by, or any other acquisition of funds by, any office of the Bank, including (without limitation) pursuant to Regulations of the Board of Governors of the Federal Reserve System; or

          (c) in the opinion of the Bank, cause the Note, any Advance or this Agreement to be included in any calculations used in the computation of regulatory capital standards; or

          (d) impose on the Bank any other condition;

and the result of any of the foregoing is to increase the cost to the Bank of making, continuing and/or maintaining the Advances (or any part thereof) by an amount that the Bank deems to be material, or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that the Bank deems to be material, then, in any case, the Borrower shall promptly pay the Bank, upon its demand, such additional amounts necessary to compensate the Bank for such additional costs or such reduction in payment. The Bank shall certify the amount of such additional costs to the Borrower, and such certification, absent manifest error, shall be deemed conclusive.

     Section 5.2 Capital Adequacy Protection. If, after the date hereof, the Bank shall have determined that the adoption after the date hereof of any applicable law, governmental rule, regulation or order regarding capital adequacy of banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law and whether or not failure to comply therewith would be unlawful, so long as the Bank believes in good faith that such has the force of law or that the failure to so comply would be unlawful) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on any of the Bank's capital as a consequence of the Bank's obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that the Bank's capital was fully utilized prior to such adoption, change or compliance) by an amount deemed by the Bank in its judgment to be material, then, promptly upon demand, the Borrower shall immediately pay to the Bank, from time to time as specified by the Bank, such additional amounts as shall be sufficient to compensate the Bank for such reduced return, together with interest on each such amount from the date of such specification by the Bank until payment in full thereof at the highest rate of interest (other than the default rate of interest) due on the Advances. A certificate of the Bank setting forth the amount to be paid to the Bank shall, in the absence of manifest error, be deemed conclusive. In determining such amount, the Bank shall use any reasonable averaging and attribution methods. The Borrower may, however, avoid paying such amounts for future rate of return reductions if, within the maximum borrowings permitted herein (but subject to availability), the Borrower borrows such amounts as will cause the Bank to avoid any such future rate of return reductions which would otherwise be caused by such changed capital adequacy requirements or the Borrower agrees to a reduction in the Facility to achieve the same result.

     Section 5.3 Survival. The obligations and covenants of the Borrower under this Article V shall survive the termination of this Agreement and payment of the Advances and other Obligations in full.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

     Section 6.1 Representations and Warranties. In order to induce the Bank to enter into this Agreement and to make Advances, the Borrower makes the following representations and warranties to the Bank, which shall be deemed made as of the date hereof and of each Advance and shall survive the execution and delivery hereof and each performance hereunder. Any knowledge acquired by the Bank shall not diminish its rights to rely upon such representations and warranties.

          (a) Good Standing and Qualification. The Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own and operate its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction wherein the character of the properties owned or leased by it therein or in which the transaction of its business therein makes such qualification necessary and where the failure to so qualify would have a Material Adverse Effect.

     (b) CORPORATE AUTHORITY. The Borrower has full power and authority to enter into this Agreement and the other Financing Agreements, to make the borrowings contemplated herein, to execute and deliver the Note and the other Financing Agreements, and to incur the obligations provided for herein and therein, all of which have been duly authorized by all necessary and proper corporate action. No other consent or approval or the taking of any other action in respect of shareholders or of any public authority is required as a condition to the validity or enforceability of this Agreement, the Note, the other Financing Agreements, or any other instrument, document or agreement delivered in connection herewith or therewith.

     (c) BINDING AGREEMENTS. This Agreement constitutes, and the Note and the other Financing Agreements executed and/or delivered in connection herewith or therewith, when issued and delivered pursuant hereto for value received shall constitute, the valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms, except as enforcement may be limited by principles of equity, bankruptcy, insolvency, or other laws affecting the enforcement of creditors' rights generally.

     (d) LITIGATION. There are no actions, suits or proceedings pending against the Borrower before any court or administrative agency, nor to the best of the Borrower's knowledge, are any actions, suits or proceedings threatened, which, either in any case or in the aggregate, would have a Material Adverse Effect, nor are there any such actions, suits or proceedings which question the validity of this Agreement, the Note, any of the other Financing Agreements, or any action to be taken in connection with the transactions contemplated hereby or thereby.

     (e) NO CONFLICTING LAW OR AGREEMENTS. The execution, delivery and performance by the Borrower of this Agreement, the Note and the other Financing
Agreements: (i) do not violate any provision of the Certificate of Incorporation or By-laws of the Borrower, (ii) do not violate any order, decree or judgment, or any provision of any statute, rule or regulation, (iii) do not violate or conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a default under any shareholder agreement, stock preference agreement, mortgage, indenture or other contract or undertaking to which the Borrower is a party, or by which any of its properties is bound, and
(iv) do not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any property or assets of the Borrower, except for the Liens granted hereunder to the Bank.

     (f) TAXES. With respect to all taxable periods of the Borrower, the Borrower has filed all tax returns which are required to be filed and all federal, state, municipal, franchise and other taxes shown on such filed returns have been paid or are being diligently contested, in good faith, by appropriate proceedings and have been reserved against as required by GAAP.

     (g) FINANCIAL INFORMATION. All written data, reports and information which the Borrower has heretofore delivered or caused to be so delivered to the Bank in connection with this Agreement are complete and correct in all material respects, contain no material omission or misstatement and fairly present the financial condition of the Borrower as of the dates and for the periods referred to and have been prepared in accordance with GAAP consistently applied by the Borrower throughout the periods involved. All financial and other information including, but not limited to, information relating to the Accounts, submitted by the Borrower to the Bank, whether previously or in the future, is and will be true and correct in all material respects, and is and will be complete insofar as may be necessary to give the Bank a true and accurate knowledge of the subject matter.

     (h) ADVERSE DEVELOPMENTS. Since the date of the most recent financial statements of the Borrower delivered to the Bank, there has been no Material Adverse Effect.

     (i) EXISTENCE OF INDEBTEDNESS. Set forth on SCHEDULE 6.1(i) is a complete and accurate list of all existing indebtedness of the Borrower to any person or entity, including without limitation, all indebtedness owning to any officer, director, shareholder and/or employee of the Borrower, showing as of the date hereof the principal amount outstanding thereunder and all Liens and security interests of any nature given or agreed to be given as security therefor.

     (j) Existence of Assets and Title Thereto. The Borrower has good and marketable title to its properties and assets, including the properties and assets reflected in the financial statements referred to above. Such properties and assets are not subject to any mortgage, pledge, Lien, lease, encumbrance or charge except those permitted under the terms of this Agreement and as set forth on Schedule 6.1(j).

     (k) Regulations G, T, U and X. The proceeds of the borrowings hereunder are not being used and will not be used, directly or indirectly, for the purposes of purchasing or carrying any margin stock in contravention, or which would cause any bank to be in violation, of Regulations G, T, U or X promulgated by the Board of Governors of the Federal Reserve System.

     (l) Compliance. The Borrower is not in default with respect to any order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency, authority or official and, except as set forth in Schedule 6.1(l), is not in violation of any law, statute, rule or regulation to which it or its properties is subject, where such default or violation would have a Material Adverse Effect. The Borrower further represents that it has not received notice of any such default from any party; and is not in default in the payment or performance of any of its obligations to any third parties or in the performance of any mortgage, indenture, lease, contract or other agreement to which it is a party or by which any of its assets or properties is bound, where, in either case, such default or violation would have a Material Adverse Effect.

     (m) Leases. The Borrower enjoys quiet and undisturbed possession under all leases under which its operating, and all of such leases are valid and subsisting and not in default.

     (n) Pension Plans. Each of the Borrower's Plans complies currently, and has complied in the pass, both as to form and operation, with its terms and with provisions of the Internal Revenue Code of 1986, as amended and ERISA, and all applicable regulations thereunder and all rules issued by the Internal Revenue Service, U.S. Department of Labor and the Pension Benefit Guaranty Corporation and as such, is and remains a "qualified" plan under the Code. A list of all of the Borrower's Plans is attached hereto and Schedule 6.1(n).

     (o) Deferred Compensation Arrangements. The Borrower has not entered into any employment contracts or deferred compensation plans, incentive compensation plans, executive compensation plans, arrangements or commitments not required to be disclosed pursuant to Section 6.1(n) hereof (other than normal policies regarding holidays, vacations and salary continuation during short periods of illness).

     (p) Office. The chief executive office and principal place of business of the Borrower, and the office where its books and records concerning Collateral are kept, is as set forth in the first paragraph of this Agreement.

     (q) Places of Business. The Borrower has no other places of business and locates no Collateral, specifically including books and records, at any location other than as set forth in the first paragraph of this Agreement except for certain machinery and equipment used to produce Borrower's photo control line of products located at a vendor's facility in Juarez, Mexico.

     (r) Contingent Liabilities. The Borrower is not a party to any suretyship, guarantyship, or other similar type agreement; nor has it offered its endorsement to any individual, concern, corporation or other entity or acted or failed to act in any manner which would in any way create a contingent liability that does not appear in the financial statements referred to hereinbefore.

     (s) Contracts. No contract, governmental or otherwise, to which the Borrower is a party, is subject to renegotiation of any material terms, nor is the Borrower in default of any material contract where such default would have a Material Adverse Effect.

     (t) Licenses. The Borrower has all licenses, permits and other permissions required by any government, agency or subdivision thereof, or from any licensing entity necessary for the conduct of its business, the failure of which to maintain would have a Material Adverse Effect, all of which the Borrower represents to be in good standing and in full force and effect.

     (u) Collateral. The Borrower is and shall continue to be the legal and beneficial owner of the Collateral free and clear of all Liens, encumbrances, security interests and claims, except for the Liens granted to the Bank and the Liens set forth on Schedule 6.1(j); the Borrower is fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of Collateral to the Bank; all documents and agreements related to the Collateral shall be true and correct and in all respects what they purport to be; all signatures and endorsements that appear thereon shall be genuine and all signatories and endorsers shall have full capacity to contract; none of the transactions underlying or giving rise to the Collateral shall violate any applicable state or federal laws or regulations; all documents relating to the Collateral shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; this Agreement creates a valid security interest in the Collateral, securing the payment of the Obligations, and the Borrower agrees to defend the Collateral against the claims of all persons other than the Bank.

     (v) Eligible Accounts. Each Eligible Account, at the time it comes into existence, will be a true and correct statement of: (i) the bona fide indebtedness of the Account Debtor named thereon; and (ii) the amount of the Account for such Inventory sold and delivered to, or for services performed for and accepted by, the Account Debtor, net of any charges, adjustments, discounts or other reductions whatsoever.

     (w) Parent, Affiliate or Subsidiary Corporations. The Borrower has no parent, affiliate or subsidiary corporations.

     (x) Tradenames. Except as set forth in Schedule 6.1(x), the Borrower has no tradenames.

     (y) Environmental Matters.

          (i) The Borrower has obtained or applied for all material permits, licenses and other authorizations (including without limitation, authorizations by appropriate governmental authorities to operate without permits) which are required under all Environmental Laws. The Borrower is in material compliance with the terms and conditions of all such permits, licenses and authorizations, and is also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

          (ii) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the Borrower to have any permit, license or authorization required in connection with the conduct of its business or with respect to any Environmental Laws, including without limitation, Environmental Laws relating to the generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Materials.

          (iii) Except as described on Schedule 6.1(y), No oral or written notification of a release of a Hazardous Material has been filed by or against the Borrower and no property now or previously owned, leased or used by the Borrower (including the Property, the "Premises") is listed or proposed for listing on the Comprehensive Environmental Response, Compensation and Liability Inventory of Sites or National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state or federal list of sites requiring investigation or clean-up.

         (iv) There are no known Liens or encumbrances arising under or pursuant to any Environmental Laws on any of the Premises and no known governmental actions have been taken or are in process which could subject any of such Premises to such Liens or encumbrances or, as a result of which the Borrower would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

          (v) The Borrower has not (A) engaged in or permitted any operations or activities upon or any use or occupancy of such property, or any portion thereof, for the purpose of or in any way involving the release, discharge, refining, dumping or disposal (whether legal or illegal, accidental or intentional) of any Hazardous Materials on, under, or in or about such property, or (B) transported or had transported any Hazardous Materials to such property except to the extent such Hazardous Materials are raw products commonly used in day-to-day manufacturing operations of such property and, in such case, in material compliance with, all Environmental Laws; (C) engaged in or permitted any operations or activities which would allow the facility to be considered a treatment, storage or disposal facility as that term is defined in 40 CFR 264 and 265, (D) engaged in or permitted any operations or activities which would cause any of the Premises (other than the Property) to become subject to the Transfer Act; or (E) constructed, stored or otherwise located Hazardous Materials on, under, in or about any such property except to the extent commonly used in day-to-day operations of such property and, in such case, in material compliance with all Environmental Laws. Further, to the best knowledge and belief of the Borrower, no Hazardous Materials have migrated from other properties upon, about or beneath any property owned, leased or used by the Borrower.

          (vi) The Property is not an "establishment" as such term is defined in the Transfer Act.

     (z) MATERIAL JUDGMENTS. The Borrower has no unsatisfied material judgments.

    (aa) NO DEFAULTING EVENT. No Defaulting Event has occurred and is continuing.

    (bb) SOLVENCY. Borrower is and shall at all times continue to be Solvent.

    (cc) FISCAL YEAR. Borrower's fiscal year end is, and at all times shall be, December 31.


                                  ARTICLE VII
                             CONDITIONS OF LENDING

     Section 7.1 CONDITIONS PRECEDENT TO INITIAL ADVANCE. Subject to the terms of Section 7.2 hereof, the obligation of the Bank to make the initial Advance under this Agreement is subject to the delivery by Borrower of each of the documents and items described on the Closing Document Index attached hereto as EXHIBIT B and such other terms as the Bank may request.

     Section 7.2 CONDITIONS PRECEDENT TO EACH ADVANCE. The obligation of the Bank to make an Advance (including the initial Advance), on the occasion of each request therefor shall be subject to the further conditions precedent that on the date of such Advance (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Advance shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such borrowing or issuance such statements are true):

         (i) ABSENCE OF TERMINATION OF DEFAULTING EVENT. Neither the Bank nor the Borrower shall have terminated the Facility for any reason, nor shall a Defaulting Event exist or have occurred, or would exist or occur as a result of such borrowing or issuance or from the application of the proceeds thereof;

          (ii) Absence of Material Adverse Effect. No Material Adverse Effect has occurred with respect to the Borrower;

         (iii) Truth of Representations and Warranties. All of the representations and warranties set forth in Article VI hereof are true and correct in all material respects on and as of such date, before and after giving effect to such borrowing or issuance and to the application of proceeds therefrom, as though made on and as of such date other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such borrowing or issuance, in which case as of such specific date; and

          (iv) Borrowing Base Deficiency. For each Advance, no Borrowing Base Deficiency (as determined by reference to the Borrowing Base Certificate most recently delivered to the Bank) exist before or after giving effect to such Advance or issuance, respectively;

and (b) the Bank shall have received such further documents, instruments and agreements as the Bank may reasonably request, including without limitation, a Borrowing Base Certificate.


                                  ARTICLE VIII

                                   COVENANTS

A.   AFFIRMATIVE COVENANTS.

     The Borrower covenants and agrees that from the date hereof until payment and performance in full of all Obligations, and until the termination of this Agreement, unless the Bank otherwise consents in writing, the Borrower shall:

     Section 8.1 Reporting Requirements. Deliver or caused to be delivered to the Bank (a) on the last Business Day of each month, a borrowing base certificate in form, scope and substance satisfactory to the Bank, signed by the chief financial officer or the president of the Borrower and current as of such day, setting forth in sufficient detail, among other things, the calculation of the Borrower's borrowing base for Advances and loan reconciliation (each, a "BORROWING BASE CERTIFICATE"), which certificate shall be accompanied by such supporting and verification documentation as the Bank shall request; (b) within fifteen (15) days after the close of each month (other than the last month of each calendar quarter) a written recap of the agings of all Accounts of the Borrower; (c) within fifteen (15) days after the close of each calendar quarter, a detailed written aging report of all Accounts (detailing, among other things, the amounts due from each Account Debtor) which shall be in form, scope, and content satisfactory to the Bank, (d) within forty five (45) days after the close of each of the first three fiscal quarters of the Borrower,
(i) a written statement signed by the chief financial officer or president of the Borrower certifying that the Borrower is in compliance with all of its covenants set forth in the Financing Agreements, including without limitation, the Financial Covenants set forth in Article VIII C., and (ii) internally prepared financial statements of the Borrower, including a balance sheet as of the end of each such month and statements of income and expense for such quarter and for the portion of the Borrower's fiscal year to date then ended, prepared in conformity with GAAP, applied on a basis consistent with that of the preceding period, and certified by the chief financial officer as being accurate and fairly presenting the financial position of the Borrower,
(e) within one hundred twenty (120) days after the close of each fiscal year of the Borrower, financial statements of the Borrower as of the close of such fiscal year and statements of income and retained earnings and source and application of funds for the year then ended, prepared in conformity with GAAP, applied on a basis consistent with that of the preceding year or containing disclosure of the effect on financial position or results of operations of any change in the application of accounting principles during the year, and audited by a firm of independent certified public accountants selected by the Borrower and acceptable to the Bank and accompanied by an unqualified auditor's report;
(f) copies of all reports on Forms 10k, 10Q and 8k and all other reports filed by Borrower with the Securities and Exchange Commission; (g) promptly upon the Bank's written request, such other information about the financial condition and operations of the Borrower as the Bank may, from time to time, reasonably request; and (h) promptly upon becoming aware of the occurrence of any Defaulting Event, written notice of such occurrence signed by the president or chief financial office of the Borrower describing such occurrence and the steps, if any, being taken to cure the Defaulting Event.

     Section 8.2. Insurance and Endorsements. (a) Keep its properties insured against fire and other hazards (so-called "All Risk" coverage) in amounts and with companies satisfactory to the Bank to the same extent and covering such risks as is customary in the same or a similar business; maintain public liability coverage, including without limitation, products liability coverage, against claims for personal injuries or death; and maintain all worker's compensation, employment or similar insurance as may be required by applicable law; (b) All insurance shall contain such terms, be in such form, and be for such periods reasonably satisfactory to Bank, and be written by such carriers duly licensed by the appropriate states where any Collateral is located and reasonably satisfactory to the Bank. Without limiting the generality of the foregoing, such insurance must provide that it may not be canceled without thirty (30) days prior written notice to the Bank. The Borrower shall cause the Bank to be endorsed as a loss payee (as its interests may appear) with a long form Lender's Loss Payable Clause, in form and substance acceptable to the Bank on all such insurance. In the event of failure to provide and maintain insurance as herein provided, the Bank may, at its option, provide such insurance and charge the amount thereof to the Loan Account. The Borrower shall furnish to the Bank certificates or other satisfactory evidence of compliance with the foregoing insurance provisions. The Borrower hereby irrevocably appoints the Bank as its attorney-in-fact, coupled with an interest, to make proofs of loss and claims for insurance, and to receive payments of the insurance and execute and endorse all documents, checks and drafts in connection with payment of the insurance. Any proceeds received by the Bank shall be applied to the Obligations in such order and manner as the Bank shall determine in its sole discretion.

     Section 8.3 Tax and Other Liens. Comply with all statutes and government regulations and pay all taxes, assessments, governmental charges or levies, or claims for labor, supplies, rent and other obligations made against it or its property which, if unpaid, might become a Lien or charge against the Borrower or its properties, except liabilities being contested in good faith and against which, if requested by the Bank, the Borrower shall set up reserves in amounts and in form satisfactory to the Bank.

     Section 8.4 Place of Business. Maintain its principal place of business and chief executive offices at the address set forth in the first paragraph of this Agreement, unless the Borrower shall have given the Bank thirty (30) days prior written notice of any change in such places of business.

     Section 8.5 Inspections. At any time following a Defaulting Event and upon reasonable prior notice if no Defaulting Event has occurred, allow the Bank by or through any of its officers, attorneys, and/or accountants designated by it, for the purpose of ascertaining whether or not each and every provision hereof and of any related agreement, instrument and document is being performed, to enter the offices and plants of the Borrower at any time during normal business hours to examine or inspect any of the properties, books and records or extracts therefrom, to make copies of such books and records or extracts therefrom, and cause its officers and employees to give full cooperation and assistance to the Bank in connection therewith.

     Section 8.6 Litigation. Promptly advise the Bank of the commencement of any action, suit, proceeding or investigation of any kind pending against the Borrower before any court, tribunal or administrative agency or board which, if adversely determined, might, either in any case or in the aggregate, have a Material Adverse Effect, considered as a whole, or the Borrower considered individually, or materially impair the right of the Borrower to carry on business substantially as now conducted, or result in any liability not adequately covered by insurance, or which questions the validity of any of the Financing Agreements or any action taken or to be taken pursuant hereto or thereto.

     Section 8.7 Maintenance of Existence and Compliance. Maintain and preserve its corporate existence and comply with all valid and applicable statutes, rules and regulations and maintain its properties in good repair, working order and operating condition.

     Section 8.8 ERISA. Immediately notify Bank of any event which causes it to fail to comply in all material respects with ERISA.

     Section 8.9 Notice of Certain Events. Give prompt written notice to Bank of:

               (a) any dispute that may arise between the Borrower and any governmental regulatory body or law enforcement agency;

               (b) any labor controversy resulting or likely to result in a strike or work stoppage against the Borrower;

               (c) any proposal by any public authority to acquire the assets or business of the Borrower;

               (d) the location of any Collateral other than at the Borrower's places of business disclosed in this Agreement other than Collateral in transit in the ordinary course of the Borrower's business;

               (e) any proposed or actual change of the name, identity or corporate structure of the Borrower;

               (f) any circumstance or event by virtue of which or in connection with which the Borrower has incurred or may incur any liability, expense or responsibility under any Environmental Law;

               (g) any matter which has or is reasonably likely to have a Material Adverse Effect; and

               (h) any information received by the Borrower with respect to Accounts that may materially affect the value thereof or the rights and remedies of Bank with respect thereto.

     Section 8.10 Account Duties. Continue to comply with any and all federal state and local laws affecting its business, including, but not limited to, payment of all federal and state taxes with respect to the sales to Account Debtors by the Borrower and disclosures in connection therewith. The Borrower agrees to indemnify Bank against and hold Bank harmless from, all claims, actions and losses, including reasonable attorney's fees and costs incurred by the Bank arising from any contention, whether well founded or otherwise, that there has been a failure to comply with such laws.

     Section 8.11 Collateral Duties. Do whatever the Bank reasonably may request from time to time by way of obtaining, executing, delivering and filing security agreements and/or financing statements, and other notices and amendments and renewals thereof, and the Borrower will take any and all steps and observe such formalities as Bank may reasonably request, in order to create and maintain a valid and enforceable first Lien upon, pledge of, and first priority security interest in, any and all of the Collateral, except for a lien in favor of DECD in the machinery and equipment of Borrower. The Bank is authorized to file financing statements without the signature of the Borrower and to execute and file such financing statements on behalf of the Borrower as specified by the UCC to perfect or maintain its security interest in all of the Collateral. All charges, expenses and fees the Bank may incur in filing any of the foregoing, together with costs and expenses of any lien search required by the Bank, and any taxes relating thereto, shall be charged to the Borrower's Account and added to the Obligations. The Borrower hereby irrevocably constitutes the Bank as its attorney-in-fact to issue in the name and execute or endorse on behalf of the Borrower each and every financing statement, notice, instrument and document necessary to carry out the purposes of the provisions of this Section 8.11. The power of attorney granted hereby shall be self-executing, but the Borrower shall promptly execute and deliver to the Bank, upon written request of the Bank, such additional separate powers of attorney as the Bank may from time to time request.

     Section 8.12. Audit by Bank: Fees. Permit the Bank or its agents to audit the books and records of the Borrower and to conduct or cause to be conducted audits and/or appraisals of the Borrower's assets at such times and in such manner and detail as the Bank deems reasonably necessary, in the Bank's discretion. In the case of any audit prior to the occurrence of a Defaulting Event, the Bank shall provide the Borrower with reasonable advance notice of the business records and personnel that the Bank will require access to in connection with such audit. The Borrower acknowledges the Bank's intention to conduct four (4) audits per calendar year, on a quarterly basis unless a Defaulting Event shall have occurred. Without limiting the generality of the foregoing, the Bank shall be allowed to request the Borrower to verify the Accounts of the Borrower and following a Defaulting Event, in the Bank's name, to confirm with Account Debtors the validity and amount of Accounts. The Borrower shall promptly pay to the Bank a $1,000 audit fee and any out of pocket expenses incurred in connection with any such audit. The Bank may charge any such audit fees and out-of-pocket expenses to the Borrower's Account.

     Section 8.13 Notice of Reportable Events. Upon the occurrence of any "Reportable Event" as defined in Section 4043 of the Code, with respect to any Plan now or hereafter maintained by the Borrower to which such statute may be applicable, whether or not notice thereof is required to be given to any person, governmental agency or the PBGC, give prompt written notice of such occurrence to Bank signed by the president or chief financial officer of the Borrower describing such occurrence and the steps, if any, being taken to cure the Reportable Event.

     B. NEGATIVE COVENANTS

     The Borrower covenants and agrees that from the date hereof until payment and performance in full of all Obligations, and until the termination of this Agreement, unless the Bank otherwise consents in writing, the Borrower shall not:

     Section 8.14 Encumbrances; Negative Pledge. Incur or permit to exist any Lien, mortgage, charge or other encumbrance against the Property or any of the Collateral, whether now owned or hereafter acquired, except: (a) Liens required or expressly permitted by this Agreement; (b) Permitted Liens; and (c) those Liens and encumbrances listed on Schedule 6.1(i) attached hereto.

     Section 8.15 Limitation on Indebtedness. Create, incur or guarantee any indebtedness or obligation for borrowed money (including without limitation, any reimbursement obligations for any letter of credit issued by any financial institution) from, or issue or sell any of its obligations to any lender other than the Bank, except for indebtedness to the lenders described in Schedule 6.1(i) (but no renewals, extensions or refinancing thereof).

     Section 8.16 Contingent Liabilities. Assume, guarantee, endorse or otherwise become liable upon the obligations of any person, firm or corporation, or enter into any purchase or option agreement or other arrangement having substantially the same effect as such a guarantee, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

     Section 8.17 Consolidation, Merger or Corporate Changes. (a) Merge into or consolidate with or into any corporation or other entity, (b) make any material change in its corporate structure or identity, or (c) enter into any agreement to do any of the foregoing.

     Section 8.18 Loans, Advances, Investments. Make or permit to exist any loans or advances to, or purchase any stock, other securities or evidences of indebtedness of, or make or permit to exist any investment (including without limitation, the acquisition of stock of a corporation) or acquire any assets or any other interest whatsoever in, any affiliate or other related entity (including without limitation, any partnership, joint venture, joint stock corporation or parent or subsidiary corporation) or any other person.

     Section 8.19 Acquisition of Stock of the Borrower; Distributions. Purchase, acquire, redeem or retire, or make any commitment to purchase, acquire, redeem or retire any of its capital stock, whether now or hereafter outstanding, or declare and/or pay or otherwise make any Distribution to any of its shareholders.

     Section 8.20 Sale and Lease of Assets. Sell, lease or otherwise dispose of any of its assets, except for sales of Inventory in the ordinary course of its business and the disposal of obsolete assets in the ordinary course of its business.

     Section 8.21 Name Changes. Change its corporate name or conduct its business under any trade name or style other than as set forth in this Agreement.

     Section 8.22 Prohibited Transfers. Transfer, in any manner, either directly or indirectly, any cash, property, or other assets to any parent or any of its affiliates or subsidiaries, other than sales made in the ordinary course of business and for fair consideration on terms no less favorable than if such sale had been an arms-length transaction between the Borrower or such subsidiary or affiliate and an unaffiliated entity.

     Section 8.23 No Management/Ownership Change. Suffer any change in its management which the Bank deems in its sole discretion, to be a material change.

     Section 8.24 Leasebacks. Lease any real estate or other Capital Asset from any lessor who shall have acquired such property from the Borrower.

     Section 8.25 Loans to Officers, Shareholders, Directors and Employees. Make any loan or advance, directly or indirectly, to any of its officers, shareholders, directors or employees.

     Section 8.26 Bank Accounts with Other Lenders. Maintain its principal operating or other depository account with any other lender to the Borrower other than the Bank.


     C. FINANCIAL COVENANTS

     The Borrower covenants and agrees that from the date hereof until payment and performance in full of all Obligations, and until the termination of this Agreement, unless the Bank otherwise consents in writing, the Borrower shall not:

     Section 8.27 Leverage Ratio. Permit its Leverage Ratio to be greater than 1.1 to 1.0 as at the end of any fiscal quarter of the Borrower.

     Section 8.28 Current Ratio. Permit its Current Ratio to be less than 2.4 to 1.0 as at the end of any fiscal quarter of the Borrower.

     Section 8.29 Debt Service Coverage Ratio. Permit its Debt Service Coverage Ratio to be less than 1.5 to 1.0 as at the end of Borrower's fiscal year.

     Section 8.30 Minimum Tangible Net Worth. Permit its Tangible Net Worth to be less than $2,500,000 as at the end of any fiscal quarter of the Borrower.

     Section 8.31 Trade Payables Days. Permit the quotient determined by dividing its Trade Payables Ratio into 365 to be greater than forty five (45) as at the end of any fiscal quarter of the Borrower.


                                   ARTICLE IX

                                   COLLATERAL

     Section 9.1 Grant. To secure the prompt payment and performance of each and all of the Obligations, the Borrower pledges, assigns, transfers and grants to the Bank a continuing first Lien (except for the lien on Borrower's machinery and equipment in favor of DECD) security interest in all tangible and intangible personal property of the Borrower, whether now owned or hereafter acquired by the Borrower, including without limitation, all Accounts, Chattel Paper, Contracts, Documents, Equipment, General Intangibles, Instruments and

Inventory, together, in each instance, with the renewals, substitutions, replacements, additions, rental payments, products and Proceeds thereof (hereinafter, collectively called the "Collateral").

     Section 9.2 Continuous Security Interest. The Borrower expressly acknowledges that the security interest granted hereunder shall remain as security for payment and performance of the Obligations, whether now existing or which may hereafter be incurred by future advances or otherwise. The notice of the continuing grant of this security interest therefore shall not be required to be stated on the face of any document representing any such Obligations, nor otherwise identify it as being secured hereby.

     Section 9.3 Investment Property. The Borrower expressly acknowledges and agrees that, in applying the law of any jurisdiction that has now or hereafter enacted all or substantially all of the uniform revision of Article 8 of the Uniform Commercial Code, with new provisions added to Article 9 contemplated by such revision, all as approved in 1994 by the American Law Institute and the National Conference of Commissioners on Uniform State Laws, the Collateral description set forth in Section 9.1 above shall be deemed to include "investment property" as defined in such new provisions of Article 9, it being the intention of the Borrower that such collateral be included in such Collateral description, whether prior to or after the effectiveness of such jurisdiction.

                                   ARTICLE X

                        EVENTS OF DEFAULT, ACCELERATION

     SECTION 10.1 Events of Default, Acceleration. If any one or more of the following events (herein called "EVENTS OF DEFAULT" and individually, an "EVENT OF DEFAULT") shall occur and be continuing: (a) failure of the Borrower to pay principal, any installment of interest or any other sum due hereunder or under the Note when due and payable; (b) failure of the Borrower to pay the outstanding Advances upon termination of the Facility by the Bank or the Borrower; (c) breach of any material representation, warranty, covenant or agreement contained in, or failure by the Borrower to perform any material act, duty or Obligation as required by, this Agreement, or any other Financing Agreement, specifically including, but not limited to, breach of any of the Financial Covenants set forth in Article VIII C. hereof; (d) the making by the Borrower of any misrepresentation of a material fact to the Bank; (e) loss, theft, or destruction of a material portion of the Collateral which is not covered by insurance with Lender's loss payee endorsement as required herein;
(f) the filing, making or issuance of any levy, seizure, attachment, judgment or injunction upon or against the Borrower, the Collateral, or any other property or assets of the Borrower; (g) the assertion or claim against any or all of the Collateral of a Lien that would or allege to be senior in priority to the Bank's Lien on such Collateral, except for the lien on Borrower's machinery and equipment in favor of the DECD; (h) if there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, any final judgment against the Borrower, which individually or together with other undischarged, unsatisfied and unstayed final judgments against the Borrower, exceeds $25,000; (i) the Borrower is no longer Solvent, or the dissolution, business failure, appointment of a receiver or custodian, assignment for the benefit of creditors or the commencement of any proceedings under any bankruptcy or insolvency law by, against or of the Borrower; (j) calling of a meeting of creditors, appointment of a committee of creditors or liquidating banks, or offering of a composition extension to creditors by, for or of the Borrower; (k) the loss, revocation or failure to renew any regulatory license and/or permit now held or hereafter acquired by the Borrower which has a Material Adverse Effect; (l) the occurrence of a default or event of default (howsoever defined) under any of other Financing Agreements or under any other instrument, document or agreement between the Bank and the Borrower; (m) if the Borrower shall default (as principal or guarantor or other surety) in the payment of any Indebtedness created or incurred for borrowed money or shall default in the performance of or compliance with any other obligation contained in any agreement or instrument evidencing or securing such Indebtedness, and such default gives to the holder of such Indebtedness the right to accelerate the Indebtedness (whether or not the holder has, in fact, accelerated such Indebtedness), or the right to take action with respect to any collateral securing such Indebtedness, and such default shall continue for longer than the period of grace, if any, specified therein; (n) the service of any process upon the Bank seeking to attach or garnish by mesne or trustee process any funds of the Borrower which are on deposit with the Bank, except where the enforcement of such attachment or garnishment is contested by the

Borrower and effectively stayed; (o) the Borrower is indicted for any offense that carries a penalty that includes the seizure or potential seizure of any of the Collateral which, if seized, would have a Material Adverse Effect; (p) the Bank believes in good faith that a Material Adverse Effect has occurred since the date of the Borrower's most recent financial statements delivered to the Bank before or after the date of this Agreement, the result of which causes the Bank to believe in good faith that its security has been impaired or its risk of non-collection has increased, then (1) upon the happening of any Event of Default set forth in subsections (i) and (j) above, any requirement upon the Bank to make further Advances shall, notwithstanding any time or credit allowed by any note or agreement, automatically and immediately terminate and any and all Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest or other notice or requirements of any kind, all of which are expressly waived by the Borrower, and (2) upon the happening of any one or more of the other Events of Default, any requirement upon the Bank to make further Advances shall, at the option of the Bank and notwithstanding any time or credit allowed by any note or agreement, terminate and any and all Obligations shall, at the option of the Bank, become immediately due and payable, without presentment, demand, protest, notice of protest or other notice or requirements of any kind, all of which are expressly waived by the Borrower. The Bank may proceed to enforce the rights of the Bank whether by suit in equity or by action at law, whether for specific performance of any covenant or agreement contained in this Agreement, the Note or the other Financing Agreements, or in aid of the exercise of any power granted in either this Agreement or the Note or any other Financing Agreement, or it may proceed to obtain judgment or any other relief whatsoever appropriate to the enforcement of such rights, or proceed to enforce any legal or equitable right which the Bank may have by reason of the occurrence of any Event of Default hereunder.

                                   ARTICLE XI

                                  COLLECTIONS

     Section 11.1 Deposits. If at any time in the Bank's discretion, the Bank determines there is a deterioration in the Borrower's financial condition or any erosion in the value of the Collateral, the Bank may notify the Borrower's Account Debtors and direct that all proceeds of notes, instruments and Accounts of the Borrower shall be collected into the cash collateral account established by Borrower with the Bank. Pursuant to notices substantially in the form of Exhibits C-1 and C-2 hereto, the Borrower and the Bank shall direct each of the Borrower's Account Debtors to make all payments to the Borrower directly into the cash collateral account. In the event that the Borrower shall receive any proceeds of notes, instruments and Accounts following such notice to its Account Debtors, the Borrower shall receive and hold the same in trust for the Bank and immediately remit to the Bank by depositing the same into the cash collateral account, as well as all proceeds from the sale of Inventory.
Borrower agrees that all payments received in the cash collateral account shall be under the dominion and control of, and the sole and exclusive property of the Bank. The Bank will, upon receipt of good funds into the cash collateral account, at its sole discretion either (i) credit such payments to the principal amount of the Advances, accrued interest thereon, any other unpaid Obligations, any outstanding fees and/or any other amounts payable under this Agreement, in such order and manner of priority as the Bank shall determine, in its sole discretion, or (ii) remit the proceeds of such payments to the Borrower. Collections of Accounts which are credited to the Obligations of the Borrower shall be credited on the day of actual receipt by the Bank; provided, however, that all credits shall be conditional credits subject to collection and that returned items, at Bank's option, may be charged to the Borrower.

                                  ARTICLE XII

                          RIGHTS AND REMEDIES OF BANK

     Section 12.1 Remedies of the Bank. Upon the occurrence and during the continuance of any Event of Default, the Bank shall have in any jurisdiction where enforcement hereof is sought, in addition to all other rights and remedies which the Bank may have under law and equity, the following rights and remedies, all of which may be exercised with or without further notice to the Borrower and without a prior judicial or administrative hearing or notice, which notice and hearing are expressly waived: to occupy any of the Borrower's premises for such period of time as the Bank reasonably believes to be necessary but in any event no later than six (6) months, rent free for the purposes of liquidating Collateral, including without limitation, conducting an auction thereon; to enforce or foreclose the Liens and security interests created under this Agreement or under any other agreement relating to Collateral by any available judicial procedure or without judicial process; to enter any premises where any Collateral may be located for the purposes of taking possession or removing the same; to sell, assign, lease, or otherwise dispose of Collateral or any part thereof, either at public or private sale, in lots or in bulk, for cash, on credit or otherwise, with or without representations or warranties, and upon such terms as shall be acceptable to the Bank, all at the Bank's sole option and as the Bank in its sole discretion may deem advisable; to bid or become purchaser at any such sale if public;
and, at the option of the Bank, to apply or be credited with the amount of all or any part of the Obligations owing to the Bank against the purchase price bid by the Bank at any such sale.

     Section 12.2 Collection of Accounts, Etc. Without in any way limiting the Borrower's obligations under Section 11.1 hereof, at any time after the occurrence and during the continuance of an Event of Default, the Bank shall have the right to require the Borrower to and the Borrower shall, upon written notice from the Bank:

               (a) Assign or endorse its Accounts to the Bank, and notify Account Debtors that the Accounts owing by them to the Borrower have been assigned and should be paid directly to the Bank;

               (b) Turn over to the Bank all Inventory returned in connection with any of the its Accounts;

               (c) Mark or stamp each of its individual ledger sheets or cards pertaining to its Accounts with the legend "Assigned to Webster Bank" and stamp or otherwise mark and keep its books, records, documents and instruments relating to its Accounts in such manner as the Bank may require; and

               (d) Mark or stamp all invoices with a legend satisfactory to the Bank so as to indicate that the same should be paid directly to the Bank.

     Section 12.3 Specific Powers. The Bank may at any time, before (with respect only to subsections (c), (g) and (j) below) or after the occurrence of an Event of Default, at the Bank's sole discretion: (a) give notice of assignment to any Account Debtor; (b) collect the Accounts of the Borrower directly and charge, or cause to be charged, the collection costs and expenses to the Loan Account; (c) collect Accounts submitted by the Borrower to the Bank for collection and charge, or cause to be charged, the collection costs and expenses to the Loan Account; (d) settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which the Bank considers advisable, and credit, or cause to be credited, the Loan Account with the net amounts received in payment of the Accounts of the Borrower; (e) exercise all other rights granted in this Agreement and the other Financing Agreements; (f) receive, open and dispose of all mail addressed to the Borrower and notify the Post Office authorities to change the address for delivery of the Borrower's mail to an address designated by the Bank; (g) endorse the name of the Borrower on any checks or other evidence of payment that may come into possession of the Bank and on any invoice, freight or express bill, bill of lading or other document; (h) in the name of the Borrower or otherwise, demand, sue for, collect and give acquittance for any and all monies due or to become due on its Accounts; (i) compromise, prosecute or defend any action, claim or proceeding concerning the Accounts of the Borrower; and (j) do any and all things necessary and proper to carry out the purposes contemplated in this Agreement, the other Financing Agreements and any other agreement between the parties. Neither the Bank nor any person acting as its agent or attorney hereunder shall be liable for any acts or omissions or for any error of judgment or mistake of fact or law, except for bad faith or willful misconduct. For the purposes of this Section 12.3, the Borrower hereby irrevocably constitutes the Bank as its attorney-in-fact to issue in the name and execute or endorse on behalf of the Borrower each and every notice, instrument and document necessary to carry out the purposes of the provisions of this Section
12.3. The power of attorney granted hereby shall be self-executing, but the Borrower shall promptly execute and deliver to the Bank, upon written request of the Bank, such additional separate powers of attorney as the Bank may from time to time request. Notwithstanding the foregoing, it is understood that the Bank is under no duty to take any of the foregoing actions and that after having made demand upon the Account Debtors for payment, the Bank shall have no further duty as to the collection or protection of the Accounts of the Borrower or any income therefrom and no further duty to preserve any rights pertaining thereto, other than the safe custody thereof.

     Section 12.4 RIGHT OF THE BANK TO USE AND OPERATE COLLATERAL, ETC. Upon the occurrence and during the continuance of any Event of Default, the Bank shall have the right and power to take possession of all or any part of the Collateral, and to exclude the Borrower and all persons claiming under the Borrower wholly or partly therefrom, and thereafter to hold, store, and/or use, operate, manage and control the same. Upon any such taking of possession, the Bank may, from time to time, at the expense of the Borrower, make all such repairs, replacements, alterations, additions and improvements to the Collateral as the Bank may deem proper. In any such case the Bank shall have the right to manage and control the Collateral and to carry on the business and to exercise all rights and powers of the Borrower in respect thereto as the Bank shall reasonably deem best, including the right to enter into any and all such agreements with respect to the operation of the Collateral or any part thereof as the Bank may see fit; and the Bank shall be entitled to collect and receive all issues, profits, fees, revenues and other income of the same and every part thereof. Such issues, profits, fees, revenues and other income shall be applied to pay the expenses of holding and operating the Collateral and of conducting the business thereof, and of all maintenance, repairs, replacements, alterations, additions and improvements, and to make all payments which the Bank may be required or may elect to make, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments which the Bank may be required or authorized to make under any provision of this Agreement (including legal costs and attorneys' fees). The remainder of such issues, profits, fees, revenues and other income shall be applied to the payment of the Obligations in such order of priority as the Bank shall determine, in its sole discretion. Without limiting the generality of the foregoing, the Bank shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by the Bank to enforce its rights and remedies hereunder in order to manage, protect and preserve the Collateral and continue the operation of the business of the Borrower and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payment of the Obligations as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

     Section 12.5 DUTIES AFTER DEFAULT. Upon the occurrence and during the continuance of an Event of Default, the Borrower will, at the Bank's request, assemble all Collateral and make it available to the Bank at places which the Bank may reasonably select, whether at the premises of the Borrower or elsewhere and will make available to the Bank all premises and facilities of the Borrower for the purpose of the Bank taking possession of Collateral or of removing or putting the Collateral in salable form. In the event any goods called for in any sales order, contract, invoice or other instrument or agreement evidencing or purporting to give rise to any Account shall not have been delivered or shall be claimed to be defective by any customer, the Bank shall have the right in its discretion to use and deliver to such customer any goods of the Borrower to fulfill such order, contract or the like so as to make good any such Account. If any Collateral shall require repairing, maintenance, preparation, or the like, or is in process or other unfinished state, the Bank shall have the right, but shall not be obligated, to do such repairing, maintenance, preparation, processing or completion of manufacturing for the purpose of putting the same in such salable form as the Bank shall deem appropriate, but the Bank shall have the right to sell or dispose of such Collateral without such processing. The net cash proceeds resulting from the collection, liquidation, sale, lease or other disposition of Collateral shall be applied first to the expenses (including all reasonable attorney's and professional fees) of retaking, holding, storing, processing and preparing for sale, selling, collecting, liquidating and the like and then to the satisfaction of all Obligations, application as to particular Obligations or against principal or interest to be at the Bank's sole discretion. In the event the proceeds of any sale, lease or other disposition of the Collateral hereunder, including without limitation, the proceeds from the collection of the Accounts of the Borrower, are insufficient to pay all of the Obligations in full, the Borrower will be liable for the deficiency, together with interest thereon, at the maximum rate allowable by law, and the costs and expenses of collection of such deficiency, including without limitation, attorneys' fees, expenses and disbursements.

     Section 12.6 CUMULATIVE REMEDIES. The enumeration of the Bank's rights and remedies set forth in this Article XII is not intended to be exhaustive and the exercise by the Bank of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative and shall be in addition to any


                                      -25
other right or remedy given hereunder or under any other agreement between the parties or which may now or hereafter exist on law or at equity by suit or otherwise. No delay or failure to take action on the part of the Bank in exercising any right, power or privilege hereunder or under any of the other Financing Agreements shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Defaulting Event.


                                  ARTICLE XIII

                                  TERMINATION

     Section 13.1 TERM AND TERMINATION. Unless sooner terminated as a result of (i) the occurrence of a Defaulting Event, or (ii) payment of all Obligations and termination of the Facility prior to the Termination Date, the obligation of the Bank to make Advances shall terminate on the Termination Date. The Bank may, in its sole and absolute discretion upon written notice to the Borrower and Borrower's written acceptance of such renewal, elect to renew the Facility for an additional period of time and on such other terms and conditions as the Bank shall determine in its sole discretion, in which case the Termination
Date shall be extended for a corresponding period. Upon any termination of the Facility (A) the Borrower shall pay the entire balance of the Advances without demand or notice,and (B) all of the rights, interests and remedies of the Bank and Obligations of the Borrower shall survive and the Borrower shall have no right to receive or request, and the Bank shall have no obligation to make or issue any further Advances. Upon full and final payment of the Obligations to the Bank, all rights and remedies of the Borrower and the Bank hereunder shall, subject to Section 15.1 and 15.2 hereof, cease.



                                  ARTICLE XIV

                                    EXPENSES

     Section 14.1 EXPENSES. The Borrower agree to pay all reasonable out-of-pocket expenses, costs, fees, charges, expenses and attorneys' and other professionals' fees and expenses incurred by the Bank in connection with the preparation of this Agreement, the Note, the other Financing Agreements and any amendments or supplements hereto and thereto and all expenses (including fees and expenses of the Bank's counsel) incidental to the collection of monies due hereunder or thereunder and in any way connected with, involving or related to the preservation, enforcement, protection or defense of this Agreement, the Note, the other Financing Agreements, any related agreement, document or instrument, the Collateral, and the rights and remedies hereunder or thereunder whether incurred prior to or subsequent to commencement of any bankruptcy proceeding.

                                   ARTICLE XV

                                 MISCELLANEOUS

     Section 15.1   INDEMNIFICATION

               (a) In consideration of the Bank's execution and delivery of this Agreement and Bank's extension of the Facility and in addition to all other obligations of the Borrower under this Agreement, the Borrower hereby agrees to defend, protect, indemnify and hold harmless Bank, its successors, assigns, officers, directors, employees and agents (including without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages and expenses in connection therewith (irrespective of whether any such Indemnitees is a party to any action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements as and when incurred (the "INDEMNIFIABLE LIABILITIES") incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (i) the execution, delivery, performance or enforcement of this Agreement and the other Financing Agreements and any instrument, document or agreement executed pursuant hereto to any of the Indemnitees; (ii) the Bank's status as lender to, or creditor of, the Borrower; or (iii) the operation of the Borrower's business from and after the date hereof, including without limitation those arising under any Environmental Laws. To the extent that the foregoing undertaking by the Borrower may be unenforceable for any reason, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the Indemnifiable Liabilities which is permissible under applicable law.

               (b) The Borrower hereby covenants and agrees at all times to indemnify, hold harmless and defend the Indemnitees, whether as secured party in possession or as successor in interest to the Borrower as owner of any personal property assets located on any of the Premises, by virtue of any action taken by the Bank pursuant to the Financing Agreements, the UCC or otherwise from and against any and all liabilities, losses, damages, costs, expenses, penalties, fines, causes of action, suits, claims, demands or judgements, including without limitation, attorneys' fees and expenses, suffered or incurred in connection with: (i) the Environmental Laws, including without limitation, Liens or claims of any federal, state or municipal government or quasi-governmental agency or any third person, whether arising under the Environmental Laws or any other federal, state or municipal law or regulation; (ii) any spill or contamination affecting the Premises, including without limitation, any Hazardous Materials or other waste-like or toxic substances located on, under, emanating from or relating to the Premises from and on and after the date hereof or any portion thereof or any property contiguous to the Premises from and after the date hereof, and including without limitation, any loss of value of the Premises as a result of any such spill or contamination; and (iii) the direct or indirect installation, use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of any Hazardous Materials, on, under or about the Premises or any portion thereof, from and including all consequential damages, the costs of any required or necessary repair, cleanup or detoxification, and the costs of the preparation and implementation of any closure, remedial or other required plans. Further, the mere fact that such Indemnified Party has been declared an "owner" or "operator" (as such term is defined in any Environmental Law) resulting from the Indemnified Party having taking possession of any of the Collateral shall not exonerate the Borrower from any claim by the Indemnified Parties seeking such indemnification.

     Section 15.2 PAYMENT SET-ASIDE. To the extent that the Borrower, or any other person makes a payment or payments to the Bank (whether hereunder, under the Note or under the other Financing Agreements) with respect to the Obligations, or the Bank enforces its security interests or rights or exercises its right of setoff and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Borrower, or such other person, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action) in each case in connection with any bankruptcy or similar proceeding involving the Borrower, or such other person, then to the extent of any such restoration, the Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred, whereupon this Agreement shall be automatically reinstated without any further action by the Borrower and the Bank and continue to be fully applicable to such Obligation to the same extent as though the payment so repaid or recovered had never been originally made on such Obligation.

     Section 15.3 SET-OFF. The Borrower hereby gives the Bank a Lien and right of setoff for all its liabilities to the Bank upon and against all its deposits, credits, collateral and property now or hereafter in the possession or control of the Bank or in transit to it. The Bank may, upon the occurrence of a Defaulting Event, apply or set off the same, or any part thereof, to any liability of the Borrower to the Bank, even though unmatured.

     Section 15.4 COVENANTS TO SURVIVE. All covenants, agreements, warranties and representations made herein, in the Note, in the other Financing Agreements, and in all certificates or other documents of the Borrower shall survive the advances of money made by the Bank to the Borrower hereunder and the delivery of the Note, and the other Financing Agreements, and all such covenants, agreements, warranties and representations shall be binding upon and inure to the benefit of the Bank, the Borrower and their respective successors and assigns, whether or not so expressed, except that the Borrower shall not have the right to assign their rights hereunder or under any of the other Financing Agreements or any interest herein or therein.

     Section 15.5 CROSS-COLLATERALIZATION. All Collateral which the Bank may at any time acquire from the Borrower or from any other source in connection with the Obligations shall constitute collateral for each and every Obligation, without apportionment or designation as to particular Obligations and that all Obligations, however and whenever incurred, shall be secured by all Collateral however and whenever acquired, and the Bank shall have the right, in its sole discretion, to determine the order in which the Bank's rights in or remedies against any Collateral are to be exercised and which type of Collateral or which portions of Collateral are to be proceeded against and the order of application of proceeds of Collateral as against particular Obligations.

     Section 15.6 CROSS-DEFAULT. The Borrower acknowledges and agrees that a default under any one of the Financing Agreements shall constitute a default under any of the other Financing Agreements; that a default under any other indebtedness owing by the Borrower to the Bank, whether now existing or hereafter arising, shall constitute a default under this Agreement and the other Financing Agreements; and that a default under any of the Financing Agreements shall constitute a default under any other indebtedness owing by the Borrower to the Bank, whether now existing or hereafter arising.

     Section 15.7 AMENDMENTS AND WAIVERS. Neither this Agreement, the Note, the other Financing Agreements, nor any term, covenant or condition hereof or thereof may be changed, waived, discharged, modified or terminated except by a writing executed by the parties hereto or thereto. No course of dealing between the Borrower and the Bank or its employees shall be effective to change, modify or discharge any provision of this Agreement or to constitute a waiver of any Defaulting Event.

     Section 15.8 NOTICES. All notices, requests, consents, demands and other communications hereunder shall be in writing and shall be either hand delivered or sent by first class mail, or by certified or registered mail, return receipt requested, or by recognized overnight courier, or by telecopy, addressed to the respective parties to this Agreement at their respective addresses set forth in the first paragraph of this Agreement, or, as to each party, at such other address as shall be designated by such party by written notice given in accordance with this Section 15.8. All such notices and correspondence shall be deemed given (a) if sent by first class, certified or registered mail, two (2) Business Days after being postmarked, or (b) if hand delivered or sent by overnight courier or by telecopy, when received at the above stated addresses, whether or not receipt thereof is acknowledged or is refused by the addressee or any person at such address.

     Section 15.9 TRANSFER OF BANK'S INTEREST. The Borrower hereby agrees that the Bank, in its sole discretion, may freely sell, assign or otherwise transfer participations, portions, co-lender interests or other interests in all or any portion of the indebtedness, liabilities or obligations arising in connection with or in any way related to the financing transactions of which this Agreement is a part. In the event of any such transfer, the transferee may, in the Bank's sole discretion, have and enforce all the rights, remedies and privileges of the Bank. The Borrower consents to the release by the Bank to any potential transferee of any and all information (including without limitation, financial information) pertaining to the Borrower as the Bank, in its sole discretion, may deem appropriate. If such transferee so participates with the Bank in making loans or advances hereunder or under any other agreement between the Bank and the Borrower, the Borrower hereby grants to such transferee and such transferee shall have and is hereby given a continuing Lien and security interest in any money, securities or other property of the Borrower in the custody or possession of such transferee, including the right to set off under circumstances consistent with this Agreement, to the extent of such transferee's participation in the Obligations of the Borrower to the Bank.

     Section 15.10  Waivers.

          (a) Prejudgment Remedy, Etc. THE BORROWER ACKNOWLEDGES THAT THE ADVANCES EVIDENCED HEREBY ARE COMMERCIAL TRANSACTIONS AND WAIVES THEIR RIGHT TO NOTICE AND HEARING AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE BANK MAY DESIRE TO USE, AND FURTHER WAIVE ALL RIGHTS TO REQUEST THAT THE BANK POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT THE BORROWER, OR ANY OTHER ENDORSER, GUARANTOR OR SURETY OF ANY OF THE OBLIGATIONS AGAINST DAMAGES THAT MAY BE CAUSED BY ANY PREJUDGMENT REMEDY SOUGHT OR OBTAINED BY BANK. THE BORROWER FURTHER WAIVES DILIGENCE, DEMAND, PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, PROTEST AND NOTICE OF ANY RENEWALS OR EXTENSIONS.

          (b) Jury Waiver. THE BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY COURT IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER, ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE FINANCING TRANSACTIONS OF WHICH THIS AGREEMENT IS A PART AND/OR THE ENFORCEMENT OF ANY OF THE BANK'S RIGHTS, INCLUDING WITHOUT LIMITATION, TORT CLAIMS.

          (c) Voluntary Nature of Waivers. THE BORROWER ACKNOWLEDGES THAT IT MAKES THE FOREGOING WAIVERS IN SUBSECTIONS (a) AND (b) ABOVE, KNOWINGLY, WILLINGLY, WITHOUT DURESS AND VOLUNTARILY AND ONLY AFTER CONSIDERATIONS OF THE RAMIFICATIONS OF SUCH WAIVERS WITH ITS ATTORNEYS.

     Section 15.11 Section Headings, Severability, Entire Agreement. Section and subsection headings have been inserted herein for convenience only and shall not be construed as part of this Agreement. Every provision of this Agreement, the Note and the other Financing Agreements is intended to be severable; if any term or provision of this Agreement, the Note, the other Financing Agreements, or any other document delivered in connection herewith shall be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby. All Exhibits and Schedules to this Agreement shall be annexed hereto and shall be deemed to be part of this Agreement. This Agreement, the other Financing Agreements, and the Exhibits and Schedules attached hereto and thereto embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to the subject matter hereof unless otherwise specified or specifically reaffirmed or restated herein.

     Section 15.12 Governing Law. This Agreement and the other Financing Agreements, and all transactions, assignments and transfers hereunder and thereunder, and all the rights of the parties, shall be governed as to validity, construction, enforcement and in all other respects by the laws of he State of Connecticut (but not its conflicts of law provisions). The Borrower agrees that the Superior Court for the Judicial District of Hartford/New Britain or the United States District Court for the District of Connecticut at Hartford shall have jurisdiction to hear and determine any claims or disputes pertaining to the financing transactions of which this Agreement is a part and/or to any matter arising or in any way related to this Agreement or any other agreement between the Bank and the Borrower expressly submit and consent in advance to such jurisdiction in any action or proceeding.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

Witnessed (as to both):

                                        M.H. RHODES, INC.



                                        By:  /s/ Joseph L. Morelli
                                             --------------------------------
                                             Name:  Joseph L. Morelli
                                             Title: President



                                        WEBSTER BANK



                                        By:  /s/ Conrad A. Thamm
                                             --------------------------------
                                             Name:  Conrad A. Thamm
                                             Title: Vice President


STATE OF CONNECTICUT  )
                      )   ss. Hartford
COUNTY OF HARTFORD    )

     Before me, the undersigned, this 3rd day of April, 1997, personally appeared Joseph L. Morelli, known to me to be the President of M.H. Rhodes, Inc., and that he as such officer, signer and sealer of the foregoing instrument, acknowledged the execution of the same to be his free act and deed individually and as such officer, and the free act and deed of said corporation.

     In Witness Whereof, I hereunto set my hand.


                                        /s/ Eileen P. Baldwin
                                        -------------------------------------
                                        Eileen P. Baldwin
                                        Commissioner of the Superior Court



STATE OF CONNECTICUT  )
                      )   ss. Hartford
COUNTY OF HARTFORD    )

     Before me, the undersigned, this 3rd day of April, 1997, personally appeared Conrad A. Thamm, known to me to be the Vice President of Webster Bank, and that he as such officer, signer and sealer of the foregoing instrument, acknowledged the execution of the same to be his free act and deed individually and as such officer, and the free act and deed of said corporation.

     In Witness Whereof, I hereunto set my hand.


                                        John B. Lynch
                                        -------------------------------------
                                        Commissioner of the Superior Court


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